Exhibit 8.1

November 20, 2025	Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrown.com
Volkswagen Auto Lease/Loan Underwritten Funding, LLC 1950 Opportunity Way, Suite 1500 Reston, Virginia 20190

Re:	Volkswagen Auto Lease/Loan Underwritten Funding, LLC Registration Statement on Form SF-3 (No. 333-269194)

Ladies and Gentlemen:

We have acted as special federal tax counsel to Volkswagen Auto Lease/Loan Underwritten Funding, LLC, a Delaware limited liability company (the “Company”), in connection with the above-captioned registration statement (such registration statement, together with the exhibits and any amendments thereto, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) and the offering of the Class A-1 Asset Backed Notes, the Class A-2-A Asset Backed Notes, the Class A-2-B Asset Backed Notes, the Class A-3 Asset Backed Notes and the Class A-4 Asset Backed Notes (collectively, the “Notes”) described in the final prospectus dated November 18, 2025 (the “Prospectus”), which has been filed with the Commission pursuant to Rule 424(b)(5) under the Act. As described in the Prospectus, the Notes will be issued by Volkswagen Auto Loan Enhanced Trust 2025-2 (the “Issuer”), a trust formed by the Company pursuant to a trust agreement among the Company and Deutsche Bank Trust Company Delaware, as owner trustee. The Notes will be issued pursuant to an Indenture (the “Indenture”) between the Issuer and U.S. Bank Trust Company, National Association, as indenture trustee. Capitalized terms used herein without definition have the respective meanings assigned to such terms in the Prospectus.

In that regard, we generally are familiar with the proceedings taken or to be taken in connection with the proposed authorization, issuance and sale of the Notes, and have examined and relied upon copies of such statutes, documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including the Prospectus and current drafts of the Trust Agreement, the Indenture and other documents prepared in connection with the issuance of the Notes (collectively, the “Transaction Documents”). In addition, we have assumed that the Transaction Documents with respect to the Notes are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Transaction Documents in fact occur in accordance with the terms thereof.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England & Wales), Mayer Brown Hong Kong LLP (a Hong Kong limited liability partnership) and Tauil & Chequer Advogados (a Brazilian law partnership).

Volkswagen Auto Lease/Loan

Underwritten Funding, LLC

We hereby confirm and adopt the Opinions set forth in the Prospectus (to the extent they relate to the U.S. federal income tax consequences) under the captions “Summary of Terms—Tax Status” and “Material U.S. Federal Income Tax Consequences”.

The opinion set forth herein is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (“IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein. The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, which changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinions may not be taken by the IRS.

We know that we are referred to under the captions referred to above included in the Prospectus, and we hereby consent to the use of our name therein and to the use of this opinion for filing of this opinion as Exhibit 8.1 to a Form 8-K filed in connection therewith, without admitting we are “experts” within the meaning of the Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement or the Prospectus, including this exhibit.

Very Truly Yours,

/s/Mayer Brown LLP
Mayer Brown LLP